ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Agreement") made and entered into this 5th day of June, 2001, between Covenant EcoNet, Inc., a Nevada corporation, whose address is 58 Hawthorne Court, NE, Washington, D.C. 20017 (hereinafter referred to as the "Issuer") and The Law Firm of Larson-Jackson, P.C. (hereinafter referred to as the "Escrow Agent"), (collectively, "the Parties").

                        W I T N E S S E T H, T H A T:

     WHEREAS, the Issuer intends to offer a minimum of 500,000 shares and a maximum of 5,000,000 shares of its common stock in an initial public offering with a proposed offering price of $1.00 per share pursuant to a registration statement filed with the United States Securities and Exchange Commission on or about June 5, 2001, (the "IPO"); and

     WHEREAS, as a condition of registration, the Issuer has stated that the funds received in the IPO shall be placed in a non-interest bearing escrow account and shall thereafter be released in accordance with the terms of this Agreement, and

     WHEREAS, the Issuer is desirous of having the Escrow Agent hold such amounts in escrow, and

     WHEREAS, the Escrow Agent is willing to act as Escrow Agent for the purpose and consideration stated herein, and

     WHEREAS, an account in the name of "Covenant EcoNet Escrow
Account" shall be opened at Adams National Bank, located in Washington, D.C., for the sole purpose of the Issuer's offering.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties mutually agree as follows:

     1. Recitals. The parties acknowledge that each of the foregoing -------- recitals is true and correct. The foregoing recitals are hereby incorporated into this Agreement and made a material part hereof by this express reference.

     2. Named Escrow Agent. Law Firm of Larson-Jackson, P.C. has ------------------ consented to act as Escrow Agent and to accept for collection funds representing payment for the purchase price of the securities ("Investor Funds").

     3. Investor Funds. The Escrow Agent hereby acknowledges that -------- all amounts received in connection with the Issuer's offering shall be deemed the "Investor Funds."

     4. Receipt. Upon collection of the Investor Funds, the funds ------- collected shall be deposited into Issuer's Escrow Account located at Adams National Bank pursuant to the terms and conditions of this Agreement. Investor Checks for purchase of the securities shall be made payable by the Investor to "Covenant EcoNet Escrow Account" or wired to said account.

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     5.     Delivery.  The Escrow Agent shall hold the Investor Funds in
            -------- escrow and shall deliver the same as follows:
     (a)     In the event the Issuer is unable to raise the minimum of
             $500,000 by the close of the Issuer's IPO, the Escrow Agent shall return such investor's funds immediately, without interest and without reduction for any commission fees, costs or expenses.
     (b)     The Escrow Agent, upon receipt of a written instruction signed on behalf of the Issuer, shall deliver the Investor Funds as directed in such instruction.
     (c)     In the event that a prospective investor revokes his or her subscription subsequent to the receipt and collection of Investors' Funds by the Escrow Agent within the required time provided by state law, the Issuer shall provide written notification to Escrow Agent of such revocation. Upon receipt of any such notice of revocation of a prospective investor's subscription, the Escrow Agent shall return such investor's funds within four banking days, without interest or reduction for any costs or expenses.
     (d)     The Escrow Agent, upon receipt of an order of a court or
             arbitration panel, shall deliver the Investor Funds as directed in such order.

     6. Duties. The duties of the Escrow Agent shall be limited to the ------ safekeeping of the Investor Funds and to deliver the same in accordance with this Agreement.  Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations shall be read into this Agreement against
Escrow Agent. Escrow Agent shall deposit the Investor Funds in such non-interest bearing account as is offered by the Escrow Agent's bank and selected by the Issuer as set forth in a written instruction signed by the Issuer.  Escrow Agent shall have no liability for the services rendered by the Escrow Agent's bank nor for any early withdrawal or other penalty imposed by the bank for the withdrawal of any part of the Investor Funds in accordance with any instructions provided to the
Escrow Agent in accordance with Section 5.  Upon Escrow Agent's delivery of the Investor Funds in accordance with the provisions hereof, the escrow shall terminate, and Escrow Agent shall thereupon be released of all liability hereunder in connection therewith.  The Law
Firm of Larson-Jackson, P.C. shall not and cannot represent the Issuer or investors in any dispute.
     7. Reliance. Escrow Agent may act in reliance upon any writing or -------- instrument or signature which it, in good faith, believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.  Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument delivered pursuant to this Agreement, nor as to the identity, authority, or right of any person executing the same; and
its duties hereunder shall be limited to the safekeeping of the Investor Checks received by it as such escrow holder, and for the disposition of the same in accordance with the terms of this Agreement.
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     8.     Disputes.  In the event of any dispute regarding any action
            -------- taken, or proposed to be taken, by Escrow Agent with respect to the Investor Funds held by Escrow Agent pursuant to this Agreement, and the Issuer and investors or prospective investors shall have instituted litigation or arbitration proceedings, Escrow Agent shall deliver such escrow amount as the arbitrators or court so directs. If no such arbitration or litigation proceeding has been instituted, Escrow
Agent, in its sole discretion, may cause that such escrow amount to be placed into the registry of a court of competent jurisdiction pursuant to an action of interpleader commenced by Escrow Agent, and the Issuer and investors or prospective investors, jointly and severally, agree to pay directly, or to reimburse Escrow Agent for, any and all expenses so incurred by Escrow Agent, including, but not limited to, any reasonable attorneys' fees incurred by Escrow Agent in any such action.
     9. Indemnification. The Issuer acknowledges that Escrow Agent is --------------- acting hereunder solely as a convenience to the
Issuer. The Issuer hereby agrees to indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expense, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as escrow agent under this Agreement;
and in connection therewith, to indemnify Escrow Agent against any and all expenses, including attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim.
     10. Right To Counsel. Escrow Agent may consult with counsel of ----------------- its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

     11. Compensation. Any services performed by Escrow Agent as ------------- the escrow agent under this Agreement shall be paid for by the Issuer at Escrow Agent's usual and customary rates for its services. Provided, however, that in the event a dispute arises hereunder, any services performed by Escrow Agent as the escrow agent in connection with said dispute shall be paid for as the parties may agree or as awarded by a court or arbitrator of competent jurisdiction.

     12. Resignation. Escrow Agent may resign at any time upon the ------------ giving of ten (10) days written notice to the Issuer.
Thereupon, the Investor Funds may be transferred from Escrow Agent to a successor Escrow Agent, providing the successor Escrow Agent shall be qualified to serve as such.  If a successor Escrow Agent is not appointed by the Issuer within ten (10) days after notice of resignation, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent; and Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties, upon the transfer of the Investor Checks to the successor Escrow Agent either designated by the parties or appointed by the court.
     Notices.  All notices, requests, demands and other communications
     ------- under this Agreement to a party hereto shall be in writing and shall be deemed to have been duly given when delivered by registered or certified mail, return receipt requested, postage prepaid, or hand-delivered personally addressed to such party, or by telecopier, to the following:
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     To Issuer:     Covenant EcoNet, Inc.
                    58 Hawthorne Court, NE
                    Washington, D.C.  20017

                    Attn:  Marcus D. Dukes
                    Telephone:  (202) 331-9797
                    Telecopier:  (202) 331-7483

     To Escrow Agent:     Law Firm of Larson-Jackson, P.C.
                          1500 K Street, NW
                          Washington, D.C. 20005

                          Attn: Steve Larson-Jackson, Esq.
                          Telephone:  (202) 408-8180
                          Telecopier:  (202) 347-8868

Any party may change the address to which notices and other communications are to be directed to it or him by giving notice of such change to the other parties in the manner provided in this subsection.

     13 Governing Law And Venue. This Agreement shall in all ----------------------- respects be subject to and governed by the internal laws of the District of Columbia without regard to principles of choice of laws, conflict of laws or comity. The parties agree that any action brought to enforce, set aside or interpret this Agreement shall be in the District of Columbia.
     14. Parties Bound And Benefited. The rights created by this --------------------------- Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the respective legal representatives, successors and assigns of the Issuer and Escrow Agent. No other person shall have any rights under this Agreement, whether as a third party beneficiary or otherwise, unless consented to in writing by all parties to this Agreement.

     15. Entire Agreement, Amendments And Waivers. This ---------------------------------------- Agreement contains the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions, arrangements or understandings with respect thereto. No amendment, supplement, modification or waiver of this
Agreement shall be binding unless executed in writing by the party against which the same is to be enforced.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     16. Headings. The section headings contained in this Agreement --------- are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
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     17.     No Construction Against Drafter.  The parties hereto hereby
            -------------------------------- acknowledge and agree that this
Agreement has been fully negotiated by all parties with advice of counsel and therefore shall not be more strictly construed against any party.
     18. Severability. In the event any clause or provision of this ------------- Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby; and it is also the intention of the parties to this Agreement that in lieu of each clause or provision of this Agreement that is held to be illegal, invalid or unenforceable, there shall be added as a part of this Agreement a legal, valid and enforceable clause or provision as similar in terms of such illegal, invalid or unenforceable clause or provision as may be possible.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                            ESCROW AGENT:

                                            LAW FIRM OF LARSON-JACKSON, P.C.


                                            By:  /S/
                                               --------------------------------
                                               Steve Larson-Jackson, Esq.
                                               Principal


                                               THE ISSUER:

                                               Covenant EcoNet, Inc.
                                               A Nevada corporation


                                            By:  /S/
                                               --------------------------------
                                               Marcus D. Dukes
                                               President and Chairman

                                            and

                                            By:  /S/
                                               --------------------------------
                                               Teresa Y. Hodge
                                            By:  /S/
                                            Secretary and Treasurer

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